UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Carrier Access Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Carrier Access Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Carrier Access Corporation

Commission File No.: 000-24597

The following is a customer communication issued by Carrier Access Corporation, relating to the proposed merger between Turin Networks, Inc. and Carrier Access pursuant to the terms of an Agreement and Plan of Merger dated as of December 15, 2007.

December 18, 2007

Dear <insert customer name>,

On December 17th, we publicly announced a definitive agreement for Turin Networks to acquire Carrier Access. While the transaction is subject to the approval by Carrier Access stockholders and certain other customary closing conditions, we anticipate the closing to occur in the first quarter of 2008.

Today’s letter is intended to reaffirm our commitment of on-going support for our business relationship. If approved by stockholders, we believe this transaction will benefit the customers of both companies. The combination of Carrier Access and Turin Networks creates a powerful, unified solution for mobile backhaul, fixed mobile convergence, and converged business service delivery, while adding strategic technologies such as pseudowire, VoIP, and access routing to the product portfolio. The benefits of increased scale will also elevate the company’s ability to innovate.

As it pertains to our Converged Access product lines, we are committed to continued investments in our Adit® product line(s). In the first half of 2008, we are working to bring to market the Multi-Service Router card for our Adit 600. This will allow for SIP and VPN services capabilities to our installed base of more than 100,000 Adit 600’s, enabling our customers to take advantage of more efficient network capabilities, while enhancing or extending services to end users.

With the release of R1.6 of our Adit 3000 family this past November, we are receiving extremely positive feedback from many customers. They have indicated that we are closing the competitive gap, and are providing additional features that can drive profit at a very cost effective value proposition. In 2008, we expect to add survivability features and increased capacity and/or protocol variants as requested by our key customers. Our current plans are to continue to provide sustaining engineering and customer support for our classic products, such as the Wide Bank® 28, and continue to innovate with new go-to-market initiatives such as B2Voce™, our tailored integrated access offering for the SMB market.

While we do expect to gain new synergies by consolidating many administrative functions, we are focused on maintaining continuity in our customer facing assignments. Until and then following closing, we expect to provide on-going support from sales executives and sales engineers that are currently calling on your account. After closing, we believe that the expanded breadth and depth of resources will allow us to continue to improve upon the agility, support, and responsiveness provided by our corporate functions.

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com

In closing, I would like to offer our thanks for your business in 2007 and your continued support in 2008 and beyond!

Best Regards,

Michael Mayfield

Senior Vice President

Carrier Access

Additional Information

In connection with the proposed transaction, Carrier Access will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF CARRIER ACCESS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455). In addition, documents filed with the SEC by Carrier Access are available free of charge at the SEC’s web site at www.sec.gov.

Carrier Access and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Carrier Access’ stockholders in connection with the transaction, which may be different than those of Carrier Access stockholders generally. Information regarding the interests of such directors and executive officers is included in Carrier Access’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Carrier Access’ participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455).

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com

December 18, 2007

Dear <insert customer name>,

On December 17th, we publicly announced a definitive agreement for Turin Networks to acquire Carrier Access. While the transaction is subject to the approval of Carrier Access stockholders and certain other customary closing conditions, we anticipate the closing to occur in the first quarter of 2008.

Today’s letter is intended to reaffirm our commitment of on-going support for our business relationship. If approved by stockholders, we believe this transaction will benefit the customers of both companies. The combination of Carrier Access and Turin Networks creates a powerful, unified solution for mobile backhaul, fixed mobile convergence, and converged business service delivery, while adding strategic technologies such as pseudowire, VoIP, and access routing to the product portfolio. The benefits of increased scale will also elevate the company’s ability to innovate.

As it pertains to our Wireless product lines and solutions, we are committed to our roadmap and continued investments in our FLEXengine™, which is the software heart of both the MASTERseries™ and Axxius® product lines. As we bring to market our next software version and follow-on releases, we will be providing our customers with a software upgrade with pseudowire functionality and HSDPA offload capabilities. This new FLEXengine™ software release provides for an evolutionary migration path to Metro Ethernet and an additional mechanism to save money on transport costs beyond Abis optimization. In addition, with the ability of the FLEXengine™ to support remote monitoring and maintenance, the overall solution is capable of reducing truckrolls and saving both operational and transport spend.

Furthermore, we continue to act in a partner-friendly model and are open to discussions with partners about the integration of the Carrier Access FLEXengine™ into other partner’s hardware for the mutual benefit of joint customers.

While we do expect to gain new synergies by consolidating many administrative functions, we are focused on maintaining continuity in our customer facing assignments. Until then, and following closing, we expect to provide on-going support from sales executives and sales engineers that are currently calling on your account. After closing, we believe the expanded breadth and depth of resources will allow us to continue to improve upon the agility, support, and responsiveness provided by our corporate functions.

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com

In closing, I would like to offer our thanks for your business in 2007 and your continued support in 2008 and beyond!

Best Regards,

Dave Ratner

Senior Vice President

Carrier Access

Additional Information

In connection with the proposed transaction, Carrier Access will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF CARRIER ACCESS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455). In addition, documents filed with the SEC by Carrier Access are available free of charge at the SEC’s web site at www.sec.gov.

Carrier Access and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Carrier Access’ stockholders in connection with the transaction, which may be different than those of Carrier Access stockholders generally. Information regarding the interests of such directors and executive officers is included in Carrier Access’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Carrier Access’ participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455).

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com